Exhibit 4.16

MoPub Terms of Service

This MoPub Terms of Service (“Agreement”) between You, a Publisher Partner, and Twitter, Inc., successor in interest to MoPub, Inc., on behalf of itself and its affiliates, including Twitter International Company (together, “MoPub”) constitutes the terms and conditions for Your use of the MoPub Marketplace service (the “Marketplace”) and/or the MoPub ad serving program (“Ad Serving Service”). The Ad Serving Service and the Marketplace are referred to collectively in this Agreement as the “Services” and individually, as a “Service.” “You” or “Your” means you or any other person or entity identified in any Service account on whose behalf you are authorized to act.

By creating any Service account via the online user interface provided by MoPub for accessing the Services (“MoPub UI”), or by otherwise accessing or using any of the Services, You agree that You have the authority to bind and You agree to be bound by the terms of this Agreement. If You do not agree to the terms of this Agreement, do not create a Service account, or access or use any Service. This Agreement does not alter in any way the terms or conditions of any other agreement You may have with MoPub for products, services or otherwise.

1. Description of Services.

(a) The Marketplace allows You, as a Publisher Partner, to offer and sell elements of an application that You designate for placement of ads (“Inventory”) to any advertiser, demand side platform, advertising network or other participant in the Marketplace, which may include Twitter or its affiliates, who bids to buy Inventory listed by You via the Marketplace (“Advertising Demand Partners”). Advertising Demand Partners may display and serve their ads on Inventory made available via Your applications (collectively, “Publisher Network”), based upon the selling criteria selected by You via the MoPub UI.

(b) The Ad Serving Service allows You, as a Publisher Partner, to directly source, and provide to MoPub, ads from third-party advertisers and advertising networks (“Advertisers”), or Your own ads (collectively, “Publisher Ad(s)”) for display on the Publisher Network via the MoPub platform and services that allow for targeted delivery of ads on applications (“MoPub Platform”).

2. Marketplace Revenue Share.

MoPub will remit a percentage of the “Net Marketplace Revenue” (as defined below) that MoPub receives from the sale of Your Inventory to Advertising Demand Partners, in US Dollars. The amount resulting from applying such percentage to the Net Marketplace Revenue will be the “Revenue Share Fee.” “Net Marketplace Revenue” means fees actually collected by MoPub from Advertising Demand Partners in connection with any Demand Ads served to the Publisher Network, less any media buying fees or bid reductions, operating fees, fraud, chargebacks, refunds, uncollected amounts, credit card processing fees and other reasonable deductions. MoPub will remit to You the Revenue Share Fee within 60 days after the last day of the calendar month in which MoPub received the applicable Net Marketplace Revenue, provided that no remittances will be made for any amount less than $100 (USD) and any unpaid earnings will rollover and accrue to the next remittance period. If You are both a Marketplace customer and an Ad Serving Service customer, then, at MoPub’s election, MoPub may offset the Net Marketplace Revenue owed to You by the amount of Ad Serving Service Fees (as defined below) owed to MoPub by You. MoPub will determine how to measure the number of impressions, inquiries, conversions, clicks, offers, installations, or other actions taken by third parties in connection with Demand Ads, and all remittances will be based on MoPub’s measurements, which shall be final. “Taxes” means any and all withholding, sales, use, value added or other taxes, duties or charges that are imposed by any jurisdiction on the transactions described in this Agreement, other than taxes based on MoPub’s net income. You are responsible for all Taxes (if any) associated with the Services. Each party shall remit the amounts due after deducting any and all Taxes that may be applicable to any applicable remittances. Specifically, MoPub may deduct or withhold any withholding taxes that MoPub may be legally obligated to deduct or withhold from any amounts due to You under the Agreement, and remittance to You as reduced by such deductions or withholdings will constitute full remittance and settlement of amounts due to You under the Agreement. If a tax authority subsequently finds that MoPub’s withholding tax payment insufficient and requires additional payments, MoPub will make such payments and You will reimburse MoPub for such additional withholding tax payments, or MoPub may, at its election, deduct such amounts from amounts due to You. Within a reasonable period of time, MoPub will provide You with documentation evidencing its withholding tax payments.

3. Service Implementation.

You will (a) promptly integrate with the Publisher Network and maintain, including by updating as soon as commercially available, the then-current version of any required Service software, including, without limitation, any software development kit (“SDK”), APIs or other software (“MoPub Code”), in a manner that complies with the technical and implementation requirements provided under this Agreement or by MoPub from time to time, and (b) comply with any Service protocols and any other instructions contained in any MoPub documentation for any Service (the “Protocol”).

4. Other Obligations.

(a) Content.

(i) MoPub Marketplace. With respect to Your use of the MoPub Marketplace, You are solely responsible for all aspects of the Publisher Network, the activities of any third parties within the Publisher Network (as applicable), and your Inventory, including handling all related inquiries of any type or nature.

(ii) MoPub Platform. With respect to Your use of the MoPub Platform, You shall be solely responsible for all aspects of dealing with Your Advertisers (e.g., selling, collection of payment, client service, etc.), the content and placement of Publisher Ads, and handling all related inquiries of any type or nature.

(iii) Rewarded Offers. You may make rewarded video Inventory within the Publisher Network available via the MoPub Platform (“Rewarded Offer(s)”) solely in accordance with the MoPub Policies.

(b) Your Account. You will protect the MoPub account(s) You use to access any of the Services (each, an “Account”) and any usernames, passwords, verification codes, and any other account access or authentication information associated with the Account (“Credentials”) against any unauthorized access and use, and will take full responsibility for Your own, and any authorized or unauthorized third party, use of the Credentials or the Account. You will ensure that all information in Your Account, including, but not limited to, full name, contact address, and bank account information is up-to-date, complete and accurate. You acknowledge and agree that any remittances owed to You in connection with Your use of the Services may be delayed in the event that Your Account information is not up-to-date, complete and accurate. You may only grant access to Your Account to third parties approved by MoPub solely to allow such third parties to access and manage Your Account on Your behalf; provided, however, that You shall (i) require that such third parties agree to be bound by the terms of this Agreement; (ii) ensure that such third parties comply fully with all provisions of this Agreement, and (iii) be fully responsible and liable for the acts and omissions of such third parties. Misrepresenting ownership and fraudulent claiming of applications in the MoPub UI is strictly prohibited and may result in a permanent ban from the Services. You agree that to the extent You create a new Account, it must be pre-approved by MoPub and registered to You under the same entity or name as your other Account(s); if not pre-approved or registered with the same entity or name, any right to any remittance is automatically waived by You. In order to make payments in connection with Your use of Marketplace, MoPub uses a third-party payment processor (“Payment Processor”) to link the payment information You provide, including Your address, tax and bank account information, to the Marketplace and Your Account. The processing of payments in connection with Your use of the Services will be subject to the terms, conditions and privacy policies of the Payment Processor, PayPal and/or Your bank in addition to this Agreement. MoPub will not be responsible or liable for any errors made by the Payment Processor.

(c) Policies. You will comply, and contractually require any third party, including Advertisers, within the Publisher Network (as applicable) to comply, with all MoPub policies (currently located at /legal/ ) including the MoPub Privacy Policy, any of which may be updated by MoPub from time to time (collectively, “MoPub Policies”). Upon request and if applicable, You will reasonably assist MoPub in enforcing the MoPub Policies vis-à-vis third party applications and Advertisers within the Publisher Network.

(d) Privacy Policy. You must post and abide by a conspicuous and legally adequate privacy policy on each application and/or service of the Publisher Network that must disclose the collection of Service Data by third parties such as MoPub for personalized advertising purposes. You will comply with all applicable laws, rules, and regulations relating to the collection, use and sharing of information about any user who views, is able to view, or interacts with any Demand Ad or Publisher Ad in connection with Your Use of any of the Services (“End User(s)”). You must post, and if Your Publisher Network includes third party apps, then You will contractually require such third parties to post, such privacy policy on all applications in Your Publisher Network.

(e) Misleading Impressions. You shall not, and shall not allow or encourage third-parties to run “robots” or “spiders” against any of Your Publisher Network or use any means to artificially increase the number of impressions or End User taps or clicks on Publisher Ads or Demand Ads displayed on Your Publisher Network (“Clicks”) via the Marketplace, including, but not limited to by engaging in any of the following activities: (i) encouraging Clicks on banners with offers of cash, prizes or anything else of value in exchange for services (except for Rewarded Offers that are compliant with this Agreement) (collectively, “Inducements”), or (b) using a design that encourages or is reasonably likely to lead to accidental or unintended Clicks by the user on any Demand Ads (“Unintended Clicks”).You represent and warrant that there will not be any fraudulent clicks, Inducements, or Unintended Clicks via the Publisher Network. You agree to indemnify and hold harmless MoPub with respect to any claims by an Advertiser related to allegations related to Clicks, Inducements, Unintended Clicks, or Rewarded Offers. MoPub shall not be liable for any advertising fees based on fraudulent Clicks, Inducements, and/or Unintended Clicks. Final judgment on what constitutes fraudulent Clicks, Inducement and/or Unintended Clicks shall be in the sole discretion of MoPub.

(f) Other Prohibited Actions. You will not, and will not allow any third party to: (i) directly or indirectly access, launch or activate any of the Services, MoPub Code, Protocol, or any other MoPub technology, content, software, materials and/or documentation (collectively, the “MoPub Materials”) through or from, or otherwise incorporate any MoPub Materials in, any software, application, site or other means other than in Your designated Publisher Network as permitted under this Agreement during the Term (as defined below); (ii) copy, distribute, rent, sell, lease, lend, sublicense, transfer any MoPub Materials or make any Service available to any third party except as expressly set forth and in accordance with this Agreement; (iii) decompile, reverse engineer, or disassemble the MoPub Materials; (iv) create derivative works based on the MoPub Materials; (v) modify, remove, or obscure any proprietary notices or legends that appear on the MoPub Materials or during the use and operation thereof; (vi) use any MoPub Materials to directly or indirectly generate queries, or impressions of or clicks on Demand Ads, through any automated, deceptive, fraudulent or other invalid means (including, but not limited to, any methods described in Section 4(e) above); (vii) create or attempt to create a substitute or similar service or product to any Service through use of or access to any of any MoPub Materials or proprietary information related thereto; (viii) use or modify any feature or functionality of a Service to collect personally identifiable information; or (ix) engage in any action or practice that reflects poorly on MoPub or otherwise disparages or devalues MoPub’s reputation or goodwill.

(g) No Endorsement. You acknowledge and agree that MoPub is not affiliated with or responsible for any third-party products or services You may choose to manage with any Service. MoPub reserves the right, but will have no responsibility, to edit, modify, refuse to post or remove any content, in whole or in part, that in MoPub’s sole and absolute discretion, deems objectionable, erroneous, illegal, fraudulent or otherwise in violation of this Agreement. MoPub has no obligation to monitor the content of any Demand Ad or Publisher Ad. Notwithstanding the foregoing, MoPub may remove or block any Demand Ad or Publisher Ad if MoPub reasonably determines that such action is appropriate to prevent errors or any other harm with respect to the Service, it violates MoPub’s Policies, or to avoid or limit MoPub’s liability.

(h) Child-Directed Apps. You represent and warrant that (i) no application within the Publisher Network is a website or online service directed to children, as defined under the Children’s Online Privacy Protection Act (“COPPA”), and (ii) You will not transmit any “Personal Information” (as defined under COPPA) about or relating to an individual under the age of 13 to MoPub.

(i) Third-Party Terms. You (i) will comply with any third-party terms and conditions applicable to the development and distribution of applications within the Publisher Network, including, without limitation, any third-party terms and conditions applicable to Your development and distribution of any part of Your Publisher Network operating on the Android or iOS mobile operating systems or any other operating system supported by MoPub now or in the future (collectively, “Third-Party Terms”), and (ii) will not cause MoPub to be in violation of any such Third-Party Terms.

(j) Third Party Services. MoPub may use third party services providers to make certain services available to You, including to view performance metrics. Such third party services may change at any time, in MoPub’s sole discretion. You are solely responsible for the use and security of any accounts made available by way of such third party services and You are solely responsible for any activities of any person authorized by You to have access to such accounts.  MoPub may also include third party software provided by Integral Ad Science, Inc. (“IAS”) and Moat, Inc. (“Moat) in the SDK to support certain features (e.g., viewability, fraud, geo-verification, and other measurement reporting) that may be made available through such third parties’ services, including to You, advertisers, demand side platforms, and other participants in the Marketplace. You have the option to disable or remove this third party software by following the opt-out instructions in the MoPub documentation (currently located here).  By integrating the SDK without disabling or removing this third party software, You acknowledge and agree that IAS’ privacy policy (currently located at https://integralads.com/privacy-policy/) and IAS’s SDK license agreement (currently located at https://integralads.com/sdk-license-agreement), and Moat’s privacy policy (currently located at https://moat.com/privacy), Moat’s terms of service (currently located at https://moat.com/terms), and Moat’s SDK license agreement (currently located at https://moat.com/sdklicense.txt), respectively, as may be updated by IAS and Moat from time to time, apply to Your integration and use of their software.

(k) International Compliance. You will not use MoPub to serve Publisher Ads or Demand Ads from, or target Publisher Ads or Demand Ads to, countries, entities, or individuals subject to U.S. trade sanctions or other U.S. export control laws. You will not use any MoPub Materials in connection with any Publisher Network, or part of Publisher Network, that is distributed or otherwise made available to any countries, entities, or individuals subject to U.S. trade sanctions or other U.S. export control laws. Further, You represent and warrant that You (i) are not located in, under the control of, or a national or resident of any country to which the United States has embargoed goods or services; (ii) are not identified as a “Specially Designated National” by the Office of Foreign Assets Control; (iii) are not placed on the U.S. Commerce Department’s Denied Persons List; and (iv) will not access or use any of the Services if any applicable laws in Your country prohibit You from doing so in accordance with this Agreement.

(l) Controller Relationship. You acknowledge that You and MoPub are each independent controllers of the personal data processed in order to provide the Services and that MoPub will individually determine the purposes and means of processing described in this Agreement. In no event will the parties process personal data as joint controllers. Each party shall be individually and separately responsible for the obligations that apply to it as a controller with respect to the processing of personal data. Twitter International Company is the data controller with respect to the processing of any personal data from End Users outside of the United States, including those located in the European Economic Area, the United Kingdom, and Switzerland.

(m) EU Consent Solution. If You would like to serve personalized advertising to End Users in the European Economic Area, the United Kingdom, and Switzerland, You will use the MoPub SDK’s consent solution to obtain consent from such End Users.  You will not alter or modify the MoPub SDK’s consent solution or otherwise attempt to fraudulently pass consent on behalf of the End User.

5. Licenses.

(a) License to MoPub Platform. Subject to the terms and conditions of this Agreement, You shall have the right during the Term to access and use the MoPub Platform solely for purposes of: (a) performing projections of advertising impression inventories that might be available through the MoPub Platform, (b) uploading and storing Publisher Ads for delivery through the MoPub Platform, (c) selecting targeting and delivery criteria for the delivery of Publisher Ads, and (d) receiving reports of ads requests, impressions and other data related to the delivery of ads through the MoPub Platform.

(b) License to Publisher Ads. During the Term and in connection with the MoPub Platform, You hereby grant MoPub a license under all of Your applicable rights to host, serve, route and place Publisher Ads via the MoPub Platform.

(c) License to MoPub Marketplace. Subject to the terms and conditions of this Agreement, You shall have the right during the Term to access and use the MoPub Marketplace solely for purposes of: (a) listing Inventory available on the Publisher Network for sale on the MoPub Marketplace, and (b) receiving reports of Demand Ads requests, impressions and other data related to the delivery of Demand Ads through the MoPub Marketplace.

(d) License to Serve Demand Ads. During the Term and in connection with the MoPub Marketplace, You hereby grant MoPub a license under all of Your applicable rights to serve, route and place Demand Ads from the MoPub Marketplace.

(e) MoPub Attribution. You agree that MoPub may include MoPub brand features or other MoPub attribution (collectively, “Brand Features”) on any Demand Ads transmitted by MoPub via any Service. You agree that MoPub may include Brand Features on any webview, website, or other medium displayed to an End User through the MoPub SDK’s EU Consent Solution.

(f) Marketing and Publicity. MoPub shall have the right to and You hereby grant MoPub a non-exclusive, royalty-free, worldwide, fully paid-up license under all of Your applicable rights to use and display Your name, trademarks, trade names, service marks and/or logos as well as those of the applications in the Publisher Network in customer lists, website listings of customers, presentations, marketing materials, case studies, blog posts and other marketing-related activities.

6. Terms Specific to Ad Serving Service.

(a) Publisher Ads. You shall not include in any Publisher Ads (i) any malware, spyware or any other malicious code or code that may be used to circumvent any MoPub security measure, and (ii) anything that could personally identify an End User or other person.

(b) User Volunteered Data. If You enable the collection and use of any User Volunteered Data via Publisher Ads, You must expressly disclose to such individual End User that such collection is solely on behalf of You or Your Advertisers (and not MoPub). As between MoPub and You, User Volunteered Data shall be Your or Your Advertiser’s sole property and confidential information, and shall be subject to You or Your Advertiser’s posted privacy policy. “User Volunteered Data” means any personally identifiable information of End Users collected by You or Your Advertiser via any Publisher Ads.

(c) Fees for the Ad Serving Service. MoPub reserves the right to charge You fees for Your use of the Ad Serving Service (the “Ad Serving Fees”). MoPub will provide notice prior to changing Ad Serving Fees. Subject to MoPub’s offset right set forth in Section 2, MoPub will invoice You monthly for applicable Ad Serving Fees and You agree to pay all such amounts within 30 days of the applicable invoice date. Any amounts due that are not received by the applicable due date will be subject to a late fee of 1.5% per month, or the maximum charge permitted by law, whichever is less. You are responsible for all Taxes (if any) associated with the Ad Serving Service (other than Taxes based on MoPub’s net income), and You shall pay all amounts due without any withholding or deduction for Taxes or otherwise.

(d) Revenue Reporting. MoPub may offer revenue reporting for certain third-party mediation ad networks that have been certified and approved by MoPub (“Mediation Partners”). Revenue reporting allows You to view in the MoPub UI Your revenue, request, impression, and click data for those Mediation Partners that You have elected to work with in connection with Your use of the Services (“Revenue Reporting”).  In order to enable Revenue Reporting for a Mediation Partner, You must have a valid account with the Mediation Partner (“Network Account”) and provide the credentials (as an authorized user) for the Network Account to MoPub so that MoPub may access, collect and use data from the Network Account to provide the Revenue Reporting. By enabling Revenue Reporting and providing MoPub with the credentials to Your Network Account, You authorize MoPub to access, collect and use data, including impression, click, request, eCPM, revenue and fill rate data, relating to Your Network Account with the Mediation Partner, and You represent and warrant that (i) You are an authorized user of the Network Account, (ii) You have all necessary rights to authorize MoPub to access and use Your Network Account to provide Revenue Reporting, and (iii) access, collection and use of the data from Your Network Account does not and will not violate any third party agreements or policies (including with Mediation Partners). You may only use Revenue Reporting for internal business purposes solely in connection with the MoPub Services, including for purposes of optimization, ad inventory allocation and other related purposes on the MoPub Services. You understand and acknowledge that Revenue Reporting data is provided by the Mediation Partners and MoPub shall not be responsible for discrepancies in reporting, or for the performance or results of Mediation Partners.

7. Term; Termination.

The term of this Agreement will commence on the date You create a Service account via the MoPub UI and agree to the terms of this Agreement, and will continue until terminated by either party as provided in this Agreement (“Term”). You may terminate this Agreement, with or without cause, at any time by sending written (via email) notice to the address and contact set forth in Section 15(c) below; provided that such termination will become effective upon the earlier of 10 business days after MoPub’s receipt of such notice or the date upon which, after receiving such notice, MoPub suspends Your ability to access or use the Service or terminates Your Account. MoPub may terminate this Agreement or any Account, with or without cause, in MoPub’s sole discretion, at any time. Upon termination of this Agreement, (a) any licenses granted to You in this Agreement will automatically terminate, and You must immediately cease all use of any of the Services, as well as any MoPub Code, and destroy or erase all copies, full or partial, of any MoPub Code or Protocol in Your possession or control. Further, upon expiration or termination, if You are a Marketplace customer and if Your account balance is less than US$50 (the “Termination Threshold”), such earned balance below the Termination Threshold will not be paid and will automatically be forfeited and MoPub will own any such amounts. If Your earned balance at the time of expiration or termination is greater than the Termination Threshold, MoPub will remit the amount earned within approximately 90 days of the end of the month of expiration or termination to You. MoPub will attempt to pay You for undisputed amounts earned and unpaid, however, if MoPub is unable to remit payment to You due to You or circumstances beyond MoPub’s control, You will automatically forfeit all such amounts and MoPub will own any such amounts.

8. Suspension; Discontinuance.

MoPub has the right, in its sole discretion, with or without notice, to suspend any application from Your Account, Your Account or Your access to the MoPub UI or any Service. MoPub reserves the right to modify or discontinue, temporarily or permanently, any Service or MoPub Code, or any features or portions thereof, without prior notice. You agree that MoPub will not be liable for damages of any sort that result from any such suspension, modification, or discontinuance of Your Account.

9. Data Use.

In connection with the operation of any Service, MoPub and You may collect and receive Service Data. “Service Data” includes any information that You or MoPub collect during the delivery of ads or the performance of obligations under this Agreement, including End User device information, End User’s session-based browsing behavior, information about ads served, viewed, or clicked on, http header information, and any other data that You elect to provide MoPub. You agree that MoPub will have the right to: (a) use and disclose Service Data (i) to provide any of the Services, (ii) for its internal business purposes, (iii) to improve any products or services provided by MoPub, and (iv) to enable, and allow for the improvement of, services provided by Advertising Demand Partners and other third party partners; (b) use and disclose Service Data as may be required by law or legal process; and (c) use and disclose Service Data when it is aggregated, such that it does not identify You, any End User, or individual device. You may use Service Data that You receive for Your internal business purposes so long as such use is in compliance with all applicable privacy policies, laws, rules, regulations and industry self-regulatory regimes relating to the collection, use and disclosure of Service Data, and that You obtain any and all consents, waivers, approvals, authorizations and clearances from End Users that may be required by applicable laws in connection therewith.

10. Confidentiality; Publicity; Ownership.

(a) Confidentiality. You agree not to disclose MoPub Confidential Information (defined below) without MoPub’s prior written consent and to use at least the same degree of care to prevent unauthorized use and disclosure of such MoPub Confidential Information as You use with respect to Your own confidential information (but in no event less than a reasonable degree of care). “MoPub Confidential Information” includes any and all information that is disclosed by MoPub, either directly or indirectly, in writing, orally or by inspection of tangible objects, which if disclosed in writing or tangible form is marked as “Confidential,” or with some similar designation, or if disclosed orally, is identified as being proprietary and/or confidential at the time of disclosure, or under the circumstances and nature of the information would be reasonably deemed to be confidential, and includes the features and functionality of any Service. MoPub Confidential Information does not include information that: (a) is or becomes generally known to the public through no fault of or breach of this Agreement by You; (b) is rightfully known by You at the time of disclosure without an obligation of confidentiality; (c) is independently developed by the You without use of or reference to MoPub’s Confidential Information and without any violation of any obligation of this Agreement; or (d) You rightfully obtain from a third party lawfully in possession of such information without restriction on use or disclosure.

(b) Publicity. You will not name MoPub or use MoPub’s Brand Features in any press release, public announcement, advertisement, blog, or other form of publicity in relation to this Agreement or otherwise without securing the prior written consent of MoPub.

(c) Ownership. As between the parties, MoPub retains all right, title and interest in and to the Services and MoPub Materials and any materials created, developed or provided by MoPub in connection with this Agreement, including all Intellectual Property Rights (as defined below) related to each of the foregoing. As between the parties, except as set forth herein, You and Your licensors retain all right, title and interest in and to the Publisher Network, including all Intellectual Property Rights related thereto. “Intellectual Property Rights” means copyright, trademark, patent, trade secret, moral right, privacy right, right of publicity, or any other intellectual property or proprietary right, including any applications, continuations or other registrations with respect to any of the foregoing, under the laws or regulations of any foreign or domestic governmental, regulatory or judicial authority. If You provide any feedback or suggestions to MoPub in connection with this Agreement or any Service or MoPub Materials (“Feedback”), You agree to assign and hereby does assign all right, title and interest in and to such Feedback to MoPub.

11. Disclaimer.

You acknowledge that some features of the Services may be experimental in nature. MoPub does not represent or warrant that the Services are reliable, accurate, complete, or otherwise free from defects. Accordingly, the Services are made available for use “AS IS,” and any use thereof will be undertaken solely at Your own risk. MoPub reserves the right, in its sole discretion, to include or cease providing the Services at any time (subject to notice as may be required herein), and MoPub does not give or enter into any conditions, warranties or other terms with regard to the Services. MoPub does not control, endorse or adopt any Demand Ads or Publisher Ads and makes no representation or warranties of any kind regarding the content of any Demand Ads or Publisher Ads, including, without limitation, regarding the accuracy, completeness or decency of any Demand Ads or Publisher Ads. MoPub makes no warranties, express or implied, with respect to subject matter of this Agreement, and expressly disclaims the implied warranties of merchantability, non-infringement, title, fitness for a particular purpose, and implied warranties arising from course of dealing or performance. For the avoidance of doubt, MoPub does not guarantee the results of the Services or that the Services will be correct, uninterrupted or error-free, that defects will be corrected, or that the Services are free of viruses or other harmful components, that the Services will be operable at all times or during any down time (i) caused by outages to any public Internet backbones, networks or servers, (ii) caused by any failures of Your equipment, systems or local access services, (iii) for previously scheduled maintenance or (iv) relating to events beyond MoPub’s (or its wholly owned subsidiaries or affiliates’) control such as strikes, riots, insurrection, fires, floods, explosions, war, governmental action, labor conditions, earthquakes, natural disasters, or interruptions in Internet services to an area where MoPub (or its wholly owned subsidiaries or affiliates) or Your servers are located or co-located.

12. Limitation of Liability.

MOPUB WILL NOT BE LIABLE TO YOU OR ANY THIRD PARTY HEREUNDER FOR ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, RELIANCE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS, REVENUE, OR ANTICIPATED PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT MOPUB WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES. IN NO EVENT WILL MOPUB’S LIABILITY AND DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, ARISING OUT OF OR RELATING TO ANY SERVICE OR THIS AGREEMENT EXCEED $500. THE PARTIES AGREE THAT THE EXISTENCE OF MORE THAN ONE CLAIM SHALL NOT INCREASE THE FOREGOING LIMIT, AND THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION WILL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

13. Representations and Warranties.

You represent and warrant that: (a) You have and will maintain throughout the Term all rights, authorizations and licenses (including without limitation any Intellectual Property Rights) that are required with respect to (i) the Publisher Network, (ii) to display Demand Ads and Publisher Ads on the Publisher Network, (iii) to permit MoPub to perform the services contemplated under this Agreement and (iv) to grant the rights You grant herein; (b) You will not advertise anything illegal or engage in any illegal or fraudulent business practice; (c) all of the information provided by You to MoPub to enroll in any Service is correct, accurate, complete and current at all times; (d) You have all necessary right, power, and authority to enter into this Agreement and to perform the acts required of You hereunder; (e) if You are entering into this Agreement, or otherwise accessing or using any Service, on behalf of any other person or entity, You are authorized to enter into this Agreement and accessing and using such Service on such person or entity’s behalf; (f) You have complied and will continue to comply with all applicable laws, statutes, ordinances, and regulations (including without limitation any relevant data protection or privacy laws) in Your performance of any acts hereunder, and You will not cause MoPub to be in violation of any applicable laws; (g) You comply with and have any and all consents, waivers, approvals, authorizations and clearances from End Users to allow MoPub to collect and use the Service Data in accordance with this Agreement including Section 9, and as may be required for MoPub to provide services hereunder; (h) You will at all times comply with MoPub Policies; and (i) Publisher Ads do not now nor will in the future infringe upon or violate any Intellectual Property Rights of any third party, including but not limited to any patent, copyright, trademark, trade secret, or moral right.

14. Indemnify.

You agree to indemnify, defend and hold MoPub, its licensors, independent contractors and suppliers, and its and their agents, directors, officers, and employees (collectively “Indemnified Persons”) harmless from and against any and all third party claims, liability, loss, and expense (including damage awards, settlement amounts, and reasonable legal fees), brought against any Indemnified Person(s), arising out of, related to or which may arise from (i) the Publisher Network, Your use of any Service, and/or Your breach of any term of this Agreement, (ii) any claim or allegation that any Publisher Ad or content of a Publisher Ad infringes upon, violate, or misappropriate any Intellectual Property Rights, or slander, defame, or libel any person, (iii) Your failure to secure all consents, licenses, waivers, rights, title, and interest necessary to display the Publisher Ads, (iv) Your failure to comply with the MoPub Policies, (v) or with respect to the Marketplace, Your failure to secure all rights, title, and interest necessary to sell the Inventory and serve the Demand Ads onto the Publisher Network. You agree not to settle any claim against any Indemnified Persons without MoPub’s prior written consent.

15. Miscellaneous.

(a) Venue; Governing Law. This Agreement and any action related thereto will be governed by the laws of the State of California without regard to or application of its conflict of law provisions or Your state or country of residence. All claims arising out of or relating to this Agreement will be litigated exclusively in the federal or state courts of San Francisco County, California, USA and MoPub and You consent to personal jurisdiction in those courts.

(b) Entire Agreement. The Agreement constitutes the entire agreement between the parties with respect to any Service. In the event of any conflict between this Agreement and any written agreement(s) between MoPub and You, which have been signed by both parties after the effective date of this Agreement, regarding any Service, the terms of the written agreement(s) will take precedence over the specific terms of this Agreement with respect to such conflict.

(c) Notices. Any notices to MoPub must be sent to: MoPub, Inc. 1355 Market Street, Suite 900, San Francisco, CA 94103, to the attention of the Legal Department, via first class or air mail or overnight courier, with a copy via email to legalnotices@twitter.com and are deemed given upon receipt. Notice to You may be effected by sending email to the email address specified in Your Account, or by posting a message to Your Account or the MoPub UI, and is deemed received when sent (for email) or posted.

(d) Waiver. The failure of MoPub to enforce any right or provision of this Agreement will not be deemed a waiver of such right or provision. MoPub’s waiver of any default is not a waiver of any subsequent default.

(e) Severability. Unenforceable provisions will be modified to reflect the parties’ intention, and remaining provisions of the Agreement will remain in full effect.

(f) Amendment. MoPub reserves the right to change or modify any of the terms and conditions contained in this Agreement or applicable policies at any time and in its sole discretion upon providing notice to You. Any changes or modification will be effective immediately upon posting the revised Agreement on the MoPub UI, and You waive any right You may have to receive additional notice of such changes or modifications. Your continued use of any Service following the posting of any revised Agreement will constitute your agreement to be bound by the revised Agreement. If You do not agree to any terms of the amended Agreement, You must stop using the Services.

(g) Assignment. You may not assign or transfer this Agreement or any of Your rights hereunder and any such attempt will be null and void.

(h) Force Majeure. If the performance of any part of this Agreement by MoPub is prevented, hindered, delayed or otherwise made impracticable by reason of any flood, riot, fire, judicial or governmental action, labor disputes, act of God or any other causes beyond the control of MoPub, then MoPub will be excused from such performance to the extent that it is prevented, hindered or delayed by such causes.

(i) Independent Contractors. MoPub and You are not legal partners or agents, but are independent contractors, and neither party by virtue of this Agreement will have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

(j) Survival. Sections 2, 4, and 7-15 will survive any expiration or termination of this Agreement.

Effective: May 25, 2018